EXHIBIT 21.1

                           ATHEY PRODUCTS CORPORATION

                         SUBSIDIARIES OF THE REGISTRANT



Name                                             State of Incorporation

Athey Export Corporation                         Illinois

Athey Products International, Inc.               Barbados

Athey International Sales Corporation            Illinois


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